Exhibit 99.12
CONSENT
     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, S.P. Johnson IV, hereby consent to be named as a person about to become a director of Ensource Energy Partners, LP in this Registration Statement on Form S-4 and related prospectus.
     IN WITNESS WHEREOF, the undersigned has executed this consent as of the 13th day of October, 2005.

/s/ S.P. Johnson IV
S.P. Johnson IV